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                               LINDNER INVESTMENTS
                        (a Massachusetts Business Trust)

                           FOURTH AMENDED AND RESTATED
                           CERTIFICATE OF DESIGNATION
                                       OF
                          SERIES AND CLASSES OF SHARES

         The undersigned, being a majority of the Trustees of LINDNER INVESTMENTS (the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, hereby certify that pursuant to authority conferred by Section 6.2 of the Declaration of Trust, dated July 19, 1993 (the "Declaration of Trust"), the Board of Trustees of the Trust, has authorized the creation of separate series ("Series") of shares of beneficial interest of the Trust, and has authorized the filing of this Certificate of Designation, as follows:

1. Effective as of August 1, 2001, the following Series of shares of beneficial interest of the Trust has been abolished:

                  Lindner Opportunities Fund

2. Effective at 8:00 a.m., Eastern time on August 17, 2001, the shares of beneficial interest of the Trust have been divided into six separate series, which are designated as follows:

                  Lindner Growth and Income Fund (formerly Lindner Asset
                    Allocation Fund)
                  Lindner Large-Cap Growth Fund (formerly Lindner Large-Cap
                    Fund)
                  Lindner Small-Cap Growth Fund (formerly Lindner Small-Cap
                    Fund)
                  Lindner Communications Fund (formerly Lindner Utility Fund) Lindner Market Neutral Fund
                  Lindner Government Money Market Fund

3.       Each Series shall have the following special and relative rights:

         (a) Each Series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then current effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Each shares of beneficial interest in each Series shall be redeemable, shall be entitled to one vote or fraction of a vote and shall represent a pro rata beneficial interest in the assets allocated to that Series, and shall be entitled to receive its pro rata share of net assets of that Series upon liquidation of that Series, all as provided in the Declaration of Trust.

         (b) Effective at 8:00 a.m., Eastern time on August 17, 2001, the shares of beneficial interest in each Series shall all be of the same class, and the separate classes of shares of the Lindner Growth and Income Fund, Lindner Large-Cap Growth Fund, Lindner Small-Cap Growth Fund, Lindner Communications Fund and Lindner Market Neutral Fund previously


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         designated as "Investor Shares" and "Institutional Shares" shall be combined and shall be referred to as "Shares".

         (c) The holders of shares of each Series shall be considered shareholders of such Series, and shall have the relative rights and preferences set forth herein and in the Declaration of Trust with respect to shares of such Series, and shall also be considered shareholders of the Trust for all other purposes (including, without limitation, for purposes of receiving reports and notices and the right to vote) and, for matters reserved to the shareholders of one or more other Series by the Declaration of Trust or by any instrument establishing and designating a particular Series, or as required by the Investment Company Act of 1940 or any rule or regulation of the Securities and Exchange Commission issued thereunder (collectively, the "1940 Act") or any other applicable law;

         (d) The shares of each Series shall represent an equal proportionate interest in the Trust Property belonging to that Series, adjusted for any liabilities specifically allocable to that Series, and each share shall have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that the fees and expenses related to the Distribution Plan pursuant to Rule 12b-1 (and related agreements) attributable to former Investor Shares, which authorizes the payment of distribution and service fees not to exceed 0.25% (on an annual basis) of the average daily net assets attributable to the shares of each Series, shall be charged to the Shares of all Series to which such Distribution Plan, by its terms, has been made effective;

         (e) Shareholders of each Series shall vote as a separate Series on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any Series, as provided in Rule 18f-2 as from time to time in effect under the 1940 Act, or any successor rule or by the Declaration of Trust. When the Trustees determine that the matter to be voted upon affects only the interest of the shareholders of a particular Series, only shares of that Series will be allowed to vote on that matter.

         (f) The assets and liabilities of the Trust shall be allocated among the Trust's Series as set forth in Section 6.2 of the Declaration of Trust, except that costs incurred and payable by the Trust in connection with the organization and initial registration and public offering of shares of each new Series of the Trust that is authorized at any time after the organization and initial registration of shares of the first Series of the Trust shall be specifically allocated to such new Series on the basis of their incurrence and shall be paid with the assets of such new Series unless otherwise paid by the Adviser to the Trust. The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Series, shall be allocated among the several Series on the basis of their relative average daily net assets.

         (g) The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any


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         Series, now or hereafter created, or to otherwise change the special and relative rights of any such Series, provided that such change shall not adversely affect the rights of holders of shares of such Series.

         IN WITNESS WHEREOF, the undersigned Trustees of the Trust have executed this instrument.



/S/ ROBERT L. BYMAN                                  /S/ DONALD J. MURPHY
--------------------------                           ---------------------------
Robert L. Byman                                      Donald J. Murphy

/S/ TERRENCE P. FITZGERALD                           /S/ DENNIS P. NASH
--------------------------                           ---------------------------
Terrence P. Fitzgerald                               Dennis P. Nash

/S/ MARC P. HARTSTEIN                                /S/ DOUG T. VALASSIS
--------------------------                           ---------------------------
Marc P. Hartstein                                    Doug T. Valassis

/S/ PETER S. HOROS
--------------------------                           ---------------------------
Peter S. Horos                                       Eric E. Ryback



STATE OF ILLINOIS          )
                           )  ss
COUNTY OF LAKE             )

         On August 16, 2001, there personally appeared before me Robert L. Byman, Terrence P. Fitzgerald, Marc P. Hartstein, Peter S. Horos, Donald J. Murphy, Dennis P. Nash and Doug T. Valassis, who did each acknowledge the foregoing instrument to be his free act and deed.

                                         /S/ CHARLOTTE A. MARTELL
                                         -----------------------------------
                                         Notary Public,
                                         My Commission Expires: 4/18/04
                                                                ------------


[NOTARIAL SEAL]



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